IntelGenx Achieves Positive Pivotal Study Results for Bioequivalent Anti-Migraine VersaFilm Formulation of Maxalt-MLT®

Saint Laurent, Quebec, May 29, 2012 - IntelGenx Corp. (TSXV: IGX) (OTCBB: IGXT) ("IntelGenx") today announced the completion of the pivotal bioequivalence study for a novel oral thin-film formulation of Rizatriptan, the active drug in Maxalt-MLT® orally disintegrating tablets. Maxalt-MLT® is a leading branded anti-migraine product manufactured by Merck & Co. According to Merck’s most recent annual report, sales of Maxalt® grew 16% to $639 million in 2011. The thin-film formulation of Rizatriptan has been developed using IntelGenx' proprietary immediate release "VersaFilm" drug delivery technology.

IntelGenx' President and CEO Dr. Horst Zerbe commented, "We are very excited that this pivotal study met its pre-specified primary endpoints, demonstrating that our VersaFilm product is safe and bioequivalent with Maxalt-MLT®. With the successful completion of the pivotal study, the most critical hurdle toward obtaining FDA approval for the product has been overcome and another significant milestone in the development and commercialisation process of our most advanced VersaFilm product has been achieved. We will now concentrate on working diligently together with our co-development partner, RedHill, to complete and file the NDA with the FDA as soon as sufficient stability data has been collated."

As announced in December 2011, IntelGenx was approved by Health Canada to conduct a pivotal bioequivalence study to determine if IntelGenx' product is safe and bioequivalent with the U.S. Food and Drug Administration (“FDA”) approved reference product. The trial was a randomized, two-period, two-way crossover study in healthy male and female subjects. The study was designed to determine whether the product is safe and bioequivalent to a leading anti-migraine product as measured by industry standard pharmacokinetic measures, peak plasma concentration (Cmax) and area under the curve (AUC). The study results indicate that the product is safe, and that the 90% confidence intervals of the three relevant parameters Cmax, AUC(0-t) and AUC(0-∞) are well within the 80 – 125 acceptance range for bioequivalency.

IntelGenx has developed its anti-migraine VersaFilm product in accordance with the co-development and commercialisation agreement with RedHill Biopharma Ltd. (TASE: RDHL) ("RedHill"), an Israeli corporation, which was executed in August of 2010. Under the terms of the agreement, RedHill obtained certain exclusive worldwide rights to market and sell IntelGenx' rapidly dissolving anti-migraine oral film product. In exchange IntelGenx received upfront and milestone payments, and will receive additional milestone payments and external development fees. Furthermore, upon commercialization of the product, IntelGenx could receive, depending on the circumstance, up to 70% of all proceeds including, but not limited to, all sales milestones and income from the product world-wide.

About MAXALT®

Maxalt® (rizatriptan benzoate) is a prescription medication that is used to treat migraine headaches. The medication will not help prevent migraines, but it can help to treat a migraine that has already started. A form of Maxalt® that will dissolve in the mouth (Maxalt MLT®) is available and is especially helpful for people who have difficulty swallowing tablets during a migraine due to nausea or vomiting.

Maxalt® is part of a class of migraine medications selective 5-HT1B/1D receptor agonists (more commonly known as triptans). During a migraine headache, some of the blood vessels in the head become dilated (wider than they usually are). Maxalt® works by narrowing these blood vessels, helping them return to their normal state. This action helps to relieve migraine symptoms.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of severe depression, hypertension, erectile dysfunction, benign prostatic hyperplasia, migraine, insomnia, bipolar disorder, idiopathic pulmonary fibrosis, allergies and pain management. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Horst G. Zerbe,
President and CEO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com